FORM 18-K/A
          For Foreign Governments and Political Subdivisions Thereof

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              AMENDMENT NO. 2 to
                                 ANNUAL REPORT
                                      of
                           PROVINCE OF NEW BRUNSWICK
                                    CANADA
                             (Name of Registrant)

                Date of end of last fiscal year: March 31, 2001

                            SECURITIES REGISTERED*
                         (As of close of fiscal year)

                             Amounts as to                 Names of
Title of issue            which registration             Exchanges on
                             is effective              which registered

         Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission


                           WILLIAM BRIAN SCHUMACHER
                             Deputy Consul General
                          Canadian Consulate General
                          1251 Avenue of the Americas
                             New York, N.Y. 10020
                                  Copies to:

            JOHN W. WHITE                           BRYAN MACDONALD
       Cravath, Swaine & Moore                 Assistant Deputy Minister
           Worldwide Plaza                         Treasury Division
          825 Eighth Avenue                    Province of New Brunswick
        New York, N.Y. 10019                         P.O. Box 6000
                                              Fredericton, New Brunswick
                                                    Canada E3B 5H1

* The Registrant is filing this amendment to its annual report on a voluntary basis.


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          This amendment to the annual report of the Province of New Brunswick on Form 18-K/A for the year ended March 31, 2001 comprises:

(a)  Pages numbered 1 to 4 consecutively.

(b)  The following exhibit:

         Exhibit (k):    Audited Financial Statements of New Brunswick
                         Power Corporation for the fiscal year ended March
                         31, 2002, as published in its annual report.

                                       2

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Fredericton, Canada on the 4th day of September, 2002.


                                       PROVINCE OF NEW BRUNSWICK



                                       By /s/ Bryan MacDonald
                                          ---------------------------
                                          Name:  Bryan MacDonald
                                          Title: Assistant Deputy Minister
                                                 Treasury Division


                                       3

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                                 EXHIBIT INDEX



         Exhibit (k):   Audited Financial Statements of New Brunswick
                        Power Corporation for the fiscal year ended March
                        31, 2002, as published in its annual report.

                                       4